Exhibit 99.1

Stacy Feit

Financial Relations Board

(213) 486-6549

sfeit@frbir.com

Robert E. Quinn

Candela Corporation

(508) 358-7400, ext. 330

bob.quinn@candelalaser.com

CANDELA REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS

•                  Results include $24.2M in non-cash charges, pre tax.

•                  Israeli operations to be closed.

•                  Company implements worldwide employee compensation reductions and reduction in work force.

•                  Proposed settlement of class action and derivative suits filed with Court.

•                  Company to remain independent.

WAYLAND, MA, January 20, 2009 — Candela Corporation (NASDAQ:CLZR) today reported results for the second fiscal quarter ended December 27, 2008.  Revenues for the quarter were $28.8 million compared to $35.7 million a year earlier, a decrease of 19%.  When compared to the most recent quarter ending September 27, 2008, revenues increased approximately  7.3%.  For the quarter, the Company reported a net loss of $25.3 million or $1.11 per share.  This includes a net loss from discontinuing operations of $18.2 million or $.80 per share.

The Company also reported cost reductions across the organization including a reduction in force and compensation reductions for all of its employees worldwide.

Candela also announced today that it has agreed to settle the securities class action and derivative lawsuits that were filed against the company and/or certain of its officers and directors in 2008.  Proposed stipulations of settlement were filed last week with the U.S. District Court for the District of Massachusetts (securities class action) and the Massachusetts Superior Court in Middlesex County (derivative lawsuit).  Under the terms of the proposed securities class action settlement, Candela will pay $3.85 million into a settlement fund for the benefit of the class members.  Under the terms of the proposed derivative settlement, Candela will pay for attorneys’ fees and has agreed to adopt certain corporate governance changes.  Candela’s insurer will fund both settlement payments. Neither the Company nor any of the individual defendants admits any wrongdoing under either of the proposed settlements, which are being entered into in return for the release of all claims.  The proposed settlements are subject to preliminary and final approval by the respective courts.

As previously reported, the United States District Court for the District of Massachusetts agreed to stay the patent litigation that Palomar Medical Technologies, Inc. (“Palomar”) brought against the Company in August 2006.  In that suit, Palomar asserts that the Company infringed upon U.S. Patent No. 5,735,844 (the ‘“844 Patent”) and U.S. Patent No. 5,595,568 (the ‘“568 Patent”).  On January 7, 2009, the United States Patent and Trademark Office (“USPTO”) granted the Company’s re-examination request of the ‘844 Patent and the ‘568 Patent.  The USPTO stated that there are substantial new questions of patentability for all claims asserted against the Company by Palomar.

Lastly, the Company reported that it completed its review of strategic alternatives with the assistance of its financial advisor, Houlihan Lokey.  During the course of its review, the Company evaluated a wide variety of strategic alternatives and engaged in discussions with several industry participants and investor groups.  The Company’s Board of Directors concluded that none of the alternatives potentially available to the Company were in the best interests of its stockholders at this time and determined to conclude the Company’s formal exploration of strategic alternatives.

Gerard E. Puorro, President and Chief Executive Officer, commented: “We wrote-off these non-cash items to value these assets appropriately.  Their continued amortization will not be a drain on future results.  While our revenues were up over our most recent quarter, continued uncertainty in the world economy led us to make expense reductions, including a reduction in force and compensation reductions for all employees, to better rationalize our financial structure going forward.  Our goal in this current quarter is to both grow our top line and grow our cash position.”

Puorro continued: “We are delighted that the class action and derivative lawsuits are likely behind us.  We are also pleased that the United States Patent and Trademark Office (USPTO) granted our request for re-examination of the ‘568 Patent and the ‘844 Patent.  We remain resolute that the claims are un-patentable.”

Puorro added: “As stated above, and following an extensive review of the strategic options available to the Company, Candela will remain independent.”

Conference Call Details

The Company will host a conference call today at 5:00 p.m. ET to discuss this announcement. The call can be accessed live by dialing (866) 793-1307 or by visiting Candela Corporation’s website at www.candelalaser.com

Investors may access a replay by dialing (888) 266-2081, passcode 1323613, which will be available from 8:30 p.m. ET on January 20, 2009 through 11:59 p.m. ET on January 23, 2009.

The webcast replay will also be archived in the “Investor Relations” section of the company’s website.

About CANDELA:  Candela Corporation manufactures, and distributes innovative clinical solutions that enable physicians, surgeons, and personal care practitioners to treat selected cosmetic and medical conditions using lasers, aesthetic laser systems, and other advanced technologies. Founded near Boston in 1970, the company markets and services its products in 86 countries from offices and distributors in the United States, Europe, Japan, China and other Asian locations. Candela established the aesthetic laser market 20 years ago, and currently has an installed base of over 13,500 systems worldwide. Visit Candela on the Web at http://www.candelalaser.com.

Safe Harbor Statement:  Except for the historical information contained herein, this news release contains forward-looking statements that constitute Candela Corporation’s current intentions, hopes, beliefs, expectations or predictions of the future, which are therefore inherently subject to risks and uncertainties. These statements include declarations regarding our or our management’s beliefs and current expectations.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology.  These forward-looking statements are subject to inherent risks and uncertainties in predicting future results and conditions that could cause the actual results to differ materially from those projected in these forward-looking statements.  The risks and uncertainties that may affect forward-looking statements include, among others: our ability to successfully implement cost reductions and reduce the size of our workforce, court review and approval of the proposed settlements of the securities class action and derivative lawsuits, the pendency of re-examinations of the ‘844 Patent and the ‘568 Patent before the PTO, our alleged infringement of the ‘844 Patent and the ‘568 Patent, the validity of the ‘844 Patent and the ‘568 Patent, our expected legal expenses, our ability to remain independent, the expected recovery of our industry, our future revenue, gross margin, expense levels and earnings, our growth prospects, market acceptance of our products, the strength of our distribution channels, our ability to add new products, our ability to expand regulatory approvals and the liquidity of our common stock, the cancellation or deferral of customer orders, the risk of a material adverse judgment or increased litigation-related expenses  in pending litigation matters, dependence on a small number of strategic distribution relationships, difficulties in the timely development and market acceptance of new products, unanticipated increases in expenses, market developments that vary from the current public expectations concerning the growth of the laser industry, increased competitive pressures, changes in economic conditions, or difficulties in obtaining timely regulatory approvals. Further information on factors that could affect Candela’s performance is included in Candela’s periodic reports filed with the SEC. Candela cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Candela expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Candela’s expectations or any change in events, conditions or circumstances on which any such statement is based.

CANDELA CORPORATION

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	December 27,	June 28,
	2008	2008
Assets

Current assets:
Cash and cash equivalents	$24,074	$21,059
Marketable securities	2,678	12,131
Accounts receivable, net	29,450	43,320
Notes receivable	877	728
Inventories, net	30,565	33,141
Other current assets	17,516	9,043
Total current assets	105,160	119,422

Property and equipment, net	3,804	4,027

Long-term investments	2,617	3,512
Other assets	9,565	31,134
Total assets	$121,146	$158,095

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$11,743	$15,917
Accrued payroll and related expenses	4,271	4,680
Accrued warranty	4,917	5,373
Other accrued liabilities	11,884	10,176
Current liabilities of discontinued operations	1,563	1,200
Deferred income	11,629	13,614
Total current liabilities	46,007	50,960

Other long-term liabilities	4,558	7,346

Stockholders’ equity
Common stock	262	261
Less: Treasury stock	(24,855)	(24,855)
Additional paid-in capital	75,021	73,174
Accumulated earnings	16,239	45,588
Accumulated other comprehensive income	3,914	5,621
Total stockholders’ equity	70,581	99,789
Total liabilities and stockholders’ equity	$121,146	$158,095

CANDELA CORPORATION

Unaudited Condensed Consolidated Statements of Income (Loss)

(in thousands, except per share data)

	For the three-months ended		For the six-months ended
	December 27,	December 29,	December 27,	December 29,
	2008	2007	2008	2007

Revenue	$28,757	$35,708	$55,421	$70,810
Cost of sales	18,597	19,205	34,790	37,247
Gross profit	10,160	16,503	20,631	33,563
Operating expenses:
Selling, general and administrative	15,698	17,678	30,372	32,316
Research and development	3,591	2,822	5,921	5,220
Total operating expenses	19,289	20,500	36,293	37,536
Loss from operations	(9,129)	(3,997)	(15,662)	(3,973)
Other income (expense):
Interest income	174	500	417	963
Other expense	(304)	(2,518)	(621)	(1,777)
Total other expense	(130)	(2,018)	(204)	(814)
Loss from continuing operations before income taxes	(9,259)	(6,015)	(15,866)	(4,787)
Benefit from income taxes	(2,124)	(2,298)	(5,210)	(1,952)
Loss from continuing operations	(7,135)	(3,717)	(10,656)	(2,835)
Loss from discontinued operations, net of income taxes	(18,205)	(833)	(18,693)	(1,528)
Net loss	$(25,340)	$(4,550)	$(29,349)	$(4,363)

Net loss per share of common stock:
Basic
Loss from continuing operations	$(0.31)	$(0.16)	$(0.47)	$(0.12)
Loss from discontinued operations	(0.80)	(0.04)	(0.82)	(0.07)
Net loss	$(1.11)	$(0.20)	$(1.29)	$(0.19)
Diluted
Loss from continuing operations	$(0.31)	$(0.16)	$(0.47)	$(0.12)
Loss from discontinued operations	(0.80)	(0.04)	(0.82)	(0.07)
Net loss	$(1.11)	$(0.20)	$(1.29)	$(0.19)

Weighted average shares outstanding:
Basic	22,707	22,652	22,702	22,778
Diluted	22,707	22,652	22,702	22,778